EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Guaranty Federal Bancshares, Inc. on Form S-1 of our report dated March 30, 2012, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, which report is included in the Form 10-K of Guaranty Federal Bancshares, Inc.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Springfield, Missouri
August 3, 2012